Exhibit 99.1

830 Winter Street, Waltham, MA 02451–1477	TEL: (781) 895–0600 FAX: (781) 895–0611

Contact:

Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2009 Financial Results

– Lead Pipeline Compound Advancing into Phase III;
Another Compound Has Entered Phase II –

WALTHAM, MA, October 27, 2008 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended September 30, 2008 – the first quarter of the Company’s 2009 fiscal year.

“Our recent accomplishments underscore that ImmunoGen has entered a new and highly exciting era,” commented Mitchel Sayare, Chairman and CEO. “Genentech intends to initiate Phase III testing with its trastuzumab-DM1 TAP compound in the first half of 2009, our collaborator sanofi-aventis has advanced AVE1642 into Phase II testing, and another major pharmaceutical company – Bayer HealthCare – recently licensed use of our TAP technology on significantly improved terms consistent with its increased validation. We have three of our own compounds in clinical testing, and another five compounds are in the clinic through our collaborations. This is a great time for us to transition to a new CEO, and I look forward to turning the position over to Dan Junius on January 1, 2009.”

Recent Highlights

•                  Genentech announced plans to initiate a Phase III trial in the first half of 2009 to evaluate trastuzumab-DM1 (T-DM1) as a second-line treatment for HER2-positive metastatic breast cancer;

•                  Genentech also reported that patient dosing is underway in its Phase II trial evaluating T-DM1 as a third-line treatment for this cancer, another potential route to market for the compound;

•                  Bayer HealthCare licensed exclusive rights to use our TAP technology to develop anticancer compounds to an undisclosed target in October 2008, triggering an upfront payment of $4 million and entitling the Company to milestone payments potentially totaling $170.5 million plus royalties on any commercial sales;

•                  ImmunoGen earned a $4 million milestone from sanofi-aventis in October 2008 with their initiation of an AVE1642 Phase II trial;

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•                  Clinical findings with IMGN901 and IMGN242 were presented at the EORTC-NCI-AACR meeting in October 2008; and

•                  IMGN901 clinical findings are expected to be presented at the American Society of Hematology (ASH) annual meeting in December 2008, followed by presentation at the San Antonio Breast Cancer (SABC) Symposium of preliminary findings from the T-DM1 “second-line plus” Phase II trial.

Financial Results

For the three-month period ended September 30, 2008, ImmunoGen reported a net loss of $9.4 million, or $0.19 per basic and diluted share, compared to a net loss of $1.0 million, or $0.02 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended September 30, 2008 were $6.1 million, compared to $11.4 million for the same quarter last year. First quarter fiscal 2009 revenues include $3.2 million of research and development support fees, compared to $4.5 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under development and license agreements with other collaborative partners. The level of research and development support fees from sanofi-aventis was reduced in the final contract year compared with the previous contract year as more development activity was assumed by sanofi-aventis. The funding under this research contract will complete on October 31, 2008. The Company expects to subsequently conduct research supported by sanofi-aventis on a limited basis.

First quarter fiscal 2009 revenues also include $2.2 million of license and milestone fees, compared to $4.2 million for the same quarter last year. Included in license and milestone fees for the first quarter of fiscal 2009 is a $0.5 million milestone related to the initiation of Phase I clinical testing of BT-062 by Biotest; ImmunoGen has opt-in rights on this compound. Also during the first quarter of fiscal 2009, Millennium Pharmaceuticals, Inc. and Boehringer Ingelheim agreed to terminate their licenses with ImmunoGen that were no longer being used to develop products. As a result, ImmunoGen recognized as license and milestone fees $0.4 million and $0.5 million, respectively, of upfront fees previously deferred. License and milestone fees for the first quarter of fiscal 2008 included a $3.0 million milestone payment related to Genentech’s initiation of Phase II clinical testing with T-DM1.

First quarter fiscal 2009 revenues also include $0.7 million of clinical material reimbursement, compared to $2.8 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and, as needed, also supplies its collaborators with the Company’s DM1/DM4 cytotoxic agents in support of their manufacturing and development efforts, and ImmunoGen earns clinical material reimbursement revenue with the supply of these materials to those collaborators. The lower clinical material reimbursement revenue for the first quarter of fiscal 2009 compared with the same period in the prior year is due to timing of batch acceptance by our collaborators. Additionally, the prior year period included $0.8 million in revenue from ImmunoGen supplying a collaborator with one of its cytotoxic agents.

Operating expenses for the three-month period ended September 30, 2008 were $15.5 million, compared to $13.3 million in the same period last year. The operating expenses in the first quarter of fiscal 2009 include research and development expenses of $11.9 million, compared to $10.8 million for the same quarter last year. The increase in research and development expenses for the quarter ended September 30, 2008 versus the prior-year period is primarily due to increased employee compensation levels and greater clinical trial costs, facility expenses and research supplies. First quarter fiscal 2009 operating expenses also include general and administrative expenses of $3.7 million, compared to $2.4 million for the same quarter last year. During the first quarter of fiscal 2009, ImmunoGen recognized $0.7 million of expense related to the modification of the terms on the exercise of options previously granted to Mitchel Sayare in accordance with the CEO succession plan approved by ImmunoGen’s Board of Directors in September 2008. Additionally, the current period expenses include $0.3 million in other increases in salary and related expenses compared to the prior-year period primarily due to an increase in personnel.

Other income, net, consisting primarily of interest income, losses realized on investments due to impairment and losses/gains recognized on forward contracts, was $16,000 in the first quarter of fiscal 2009, compared to $0.8 million for the same period last year. Included in other income, net, for the first quarter of fiscal 2009 is $0.3 million of interest income, $0.1 million of impairment charges on investments and $0.1 million of losses recognized on forward contracts. Other income, net, for the first quarter of fiscal 2008 included $0.7 million of interest income and $0.2 million of gains recognized on forward contracts.

ImmunoGen had approximately $44.6 million in cash and marketable securities as of September 30, 2008, compared with $47.9 million as of June 30, 2008, and had no debt outstanding in either period. During the first three months of fiscal 2009, cash used in operations was $2.6 million, compared to $5.8 million during the same period last year. Capital expenditures were $0.6 million for the first three months of fiscal 2009, compared to $0.5 million for the same period last year.

ImmunoGen expects its net loss for its 2009 fiscal year ending June 30, 2009 to be between $37-40 million, unchanged from previous guidance. The Company further expects its cash used in operations to be between $20-23 million and its capital expenditures to be between $1-3 million, also unchanged from previous guidance.

“The advancement of a TAP compound into registration trials is a major milestone for ImmunoGen,” commented Daniel Junius, President and COO and Acting CFO. “We’re delighted that Genentech intends to initiate Phase III testing of T-DM1 during the first half of 2009, and with the other T-DM1 studies now underway or planned. We’re also pleased with the progress sanofi-aventis is making with AVE1642 – now in Phase II – as well as with SAR3419. There are now eight compounds in clinical testing through our programs and those of our partners, so our product pipeline is both advancing and expanding, while our partnerships help us to reduce the level of our net cash consumption.”

Product Pipeline Update

Trastuzumab-DM1 (T-DM1)

T-DM1 comprises ImmunoGen’s DM1 cell-killing agent linked to Genentech’s anti-HER2 antibody, trastuzumab. Genentech is developing T-DM1 for the treatment of HER2-positive metastatic breast cancer (HER2-positive mbc). In September, encouraging interim findings from the Phase II trial evaluating T-DM1 for “second-line plus” treatment of this cancer were presented at the American Society of Clinical Oncology (ASCO) Breast Cancer Symposium.

•                  Preliminary clinical findings from the “second-line plus” T-DM1 Phase II study have been accepted for oral presentation at the SABC Symposium taking place December 10-14, 2008.

•                  Genentech announced plans to initiate a Phase III trial in the first half of 2009 to evaluate T-DM1 as a second-line treatment for HER2-positive mbc. ImmunoGen is entitled to receive a milestone payment with the start of patient dosing in a T-DM1 Phase III trial.

•                  Genentech also reported that patients are being enrolled in its Phase II trial evaluating T-DM1 as a third-line treatment for HER2-positive mbc, another potential route to market for T-DM1.

•                  Additionally, Genentech announced that patient dosing is underway in its Phase II trial comparing T-DM1 to trastuzumab (Herceptin®) plus docetaxel (Taxotere®) as a first-line treatment for HER2-positive mbc. Genentech also reported that it expects to initiate a Phase Ib trial in the first half of 2009 assessing T-DM1 when given in combination with their pertuzumab compound.

AVE1642

This IGF-1R-binding antibody was developed by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies.

•                  Sanofi-aventis has a number of clinical trials planned or underway with AVE1642.

•                  ImmunoGen earned a $4 million milestone payment from sanofi-aventis with their initiation of a Phase II clinical trial with AVE1642 in October 2008.

IMGN242

This ImmunoGen anticancer compound is in Phase II testing for the treatment of CanAg-expressing gastric cancer that failed to respond to first-line treatment. Achievement of a confirmed, objective response (RECIST criteria) in one of the first 23 patients enrolled in this study triggers its expansion to 40 patients. The Company will report either the occurrence of such an event when confirmed or the discontinuation of this study after enrollment of the 23 patients.

•                  Data were presented last week at the EORTC-NCI-AACR meeting on the rationale for the dose now being used in the Phase II study. The poster also described an impressive response to treatment with IMGN242 that had been seen in one of the first patients enrolled in the study but had not met the criteria for study expansion.

IMGN901

Multiple myeloma is believed to be the fastest route to market for this ImmunoGen compound and is thus its highest priority indication. The target for IMGN901 – CD56 – is also found on Merkel cell and ovarian cancers, small-cell lung cancers, and other types of solid and liquid tumors.

•                  Clinical findings for IMGN901, used as a single agent to treat multiple myeloma, have been accepted for presentation at the ASH annual meeting in December 2008.

•                  The Company expects to initiate a Phase I/II trial assessing IMGN901 in combination with approved therapy for multiple myeloma in the first half of 2009.

•                  Clinical data from an IMGN901 Phase I solid tumor trial (Study 002) were presented at the EORTC-NCI-AACR meeting. IMGN901 was found to be generally well tolerated and evidence of anticancer activity was reported. The maximum tolerated dose of the compound in this study had not yet been established.

SAR3419

This CD19-targeting TAP compound was developed by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies. It is in Phase I clinical testing for the treatment of non-Hodgkin’s lymphoma.

•                  The first SAR3419 clinical data are expected to be presented in 2009.

IMGN388

This ImmunoGen TAP compound targets an integrin found on solid tumors and also on endothelial cells in the process of forming new blood vessels, which all solid tumors need in order to grow.

•                  IMGN388 preclinical data were presented at the EORTC-NCI-AACR meeting last week.

•                  Patient dosing with IMGN388 began in the summer of 2008.

•                  The Company intends to report the first clinical findings with this compound in 2009.

BIIB015

This Cripto-targeting TAP compound is in development by Biogen Idec for the treatment of solid tumors.

•                  Patient dosing with BIIB015 began in the summer of 2008.

BT-062

This TAP compound is in development by Biotest for the treatment of multiple myeloma and potentially other cancers.

•                  Patient dosing with BT-062 began in the summer of 2008.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s TAP technology uses antibodies to deliver one of ImmunoGen’s proprietary cell-killing agents specifically to cancer targets. In addition to the Company’s proprietary clinical pipeline, ImmunoGen collaborators Genentech, sanofi-aventis, Biogen Idec and Biotest also are testing TAP compounds in the clinic, and a naked antibody is in clinical trials through the Company’s collaboration with sanofi-aventis. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: its expected net loss, cash used in operations and capital expenditures in its

2009 fiscal year and the anticipated changes in operating expenses, capital spending, and collaborator activity; the Company’s and its collaboration partners’ clinical trial activity and presentation of clinical data; the Company’s technology innovations; and to other events related to the Company’s product portfolio. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech. Taxotere® is a registered trademark of sanofi-aventis.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2008	2008
ASSETS

Cash, cash equivalents and marketable securities	$44,552	$47,871
Other assets	33,872	35,467

Total assets	$78,424	$83,338

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$10,153	$10,386
Long-term portion of deferred revenue and other long-term liabilities	20,909	17,653
Shareholders’ equity	47,362	55,299

Total liabilities and shareholders’ equity	$78,424	$83,338

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2008	2007

Revenues:
Research and development support	$3,207	$4,473
License and milestone fees	2,223	4,188
Clinical materials reimbursement	696	2,764

Total revenues	6,126	11,425

Expenses:
Research and development	11,860	10,834
General and administrative	3,678	2,424

Total operating expenses	15,538	13,258

Loss from operations	(9,412)	(1,833)

Other income, net	16	813

Loss before taxes	(9,396)	(1,020)

Income tax expense	1	12

Net loss	$(9,397)	$(1,032)

Net loss per common share, basic and diluted	$(0.19)	$(0.02)

Average common shares outstanding, basic and diluted	50,783	42,416